Exhibit 99.1
Tilly's, Inc. Beats Outlook, Reports Third Consecutive Quarter of Double-Digit Percentage Comp Sales Increases

Irvine, CA –September 2, 2026 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the second quarter of fiscal 2026 ended August 1, 2026.
"We maintained our positive operating momentum throughout the second quarter and the important back-to-school season. We have now produced four consecutive quarters of year-over-year comparable net sales growth and, inclusive of fiscal August to start the third quarter, thirteen consecutive months of year-over-year comparable net sales growth. We also delivered our fifth consecutive quarter of year-over-year profit improvement in the second quarter," commented Nate Smith, President and Chief Executive Officer. "We are now profitable on a trailing four quarters basis and on a year-to-date basis for fiscal 2026. Based on our year-to-date performance and assuming our positive momentum continues, we believe we are well positioned to produce our first profitable fiscal year since 2022."
Operating Results Overview
Fiscal 2026 Second Quarter Compared to Fiscal 2025 Second Quarter
The following comparisons refer to the Company's operating results for the second quarter of fiscal 2026 ended August 1, 2026 versus the second quarter of fiscal 2025 ended August 2, 2025.
•Total net sales were $163.5 million, an increase of 8.1%. Total comparable net sales, including both physical stores and e-commerce ("e-com"), increased by 12.1%.
◦Net sales from physical stores were $129.0 million, an increase of 5.1%. The Company ended the second quarter with 220 total stores, a decrease of 12 stores or 5.2%, compared to 232 total stores at the end of the second quarter last year. Comparable net sales from physical stores increased by 10.3% relative to the comparable 13-week period ended August 2, 2025. Net sales from physical stores represented 78.9% of total net sales this year compared to 81.1% of total net sales last year.
◦Net sales from e-com were $34.5 million, an increase of 20.9%. E-com net sales represented 21.1% of total net sales this year compared to 18.9% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $58.1 million, or 35.5% of net sales, an improvement of $9.0 million or 300 basis points as a percentage of net sales compared to $49.1 million, or 32.5% of net sales, last year. Product margins improved by 140 basis points as a percentage of net sales, marking the Company's seventh consecutive quarter with year-over-year product margin improvement. Buying, distribution, and occupancy costs improved by 160 basis points as a percentage of net sales due to carrying these costs against higher net sales this year. Lower occupancy costs primarily associated with our reduced store count were largely offset by higher e-com shipping expenses associated with e-com net sales growth.
•Selling, general and administrative ("SG&A") expenses were $49.9 million, or 30.5% of net sales, compared to $46.4 million, or 30.7% of net sales, last year. The $3.5 million increase in SG&A was primarily attributable to incentive bonus accruals of $1.5 million associated with achieving improved operating performance, marketing expenses of $0.8 million, and store payroll and related benefits of $0.6 million. SG&A expenses improved by 20 basis points as a percentage of net sales due to carrying these expenses against higher net sales this year.
•Operating income improved to $8.2 million, or 5.0% of net sales, compared to $2.7 million, or 1.8% of net sales, last year, due to the combined impact of the factors noted above.

•Income tax expense was $0.1 million, or 1.0% of pre-tax income, compared to an income tax benefit of $41 thousand, or (1.3)% of pre-tax income, last year. Both periods include the continuing impact of a full, non-cash deferred tax asset valuation allowance.
•Net income was $8.4 million, or $0.27 per diluted share, an improvement of $5.2 million or $0.17 per diluted share, compared to $3.2 million, or $0.10 per diluted share, last year. Weighted average diluted shares were 31.2 million this year compared to 30.3 million diluted shares last year.
Fiscal 2026 First Half Compared to Fiscal 2025 First Half
The following comparisons refer to the Company's operating results for the first half of fiscal 2026 ended August 1, 2026 versus the first half of fiscal 2025 ended August 2, 2025.
•Total net sales were $288.2 million, an increase of 11.3%. Total comparable net sales, including both physical stores and e-commerce ("e-com"), increased by 16.5%.
◦Net sales from physical stores were $225.3 million, an increase of 8.0%. Comparable net sales from physical stores increased by 14.5% relative to the comparable 26-week period ended August 2, 2025. Net sales from physical stores represented 78.2% of total net sales this year compared to 80.6% of total net sales last year.
◦Net sales from e-com were $62.9 million, an increase of 25.2%. E-com net sales represented 21.8% of total net sales this year compared to 19.4% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $94.2 million, or 32.7% of net sales, an improvement of $23.8 million or 550 basis points as a percentage of net sales compared to $70.4 million, or 27.2% of net sales, last year. Product margins improved by 240 basis points primarily due to improved full-price selling associated with operating with inventories that were more current in terms of aging compared to last year as well as improved average unit retail prices on aged, clearance items. Buying, distribution, and occupancy costs improved by 310 basis points due to carrying these costs against higher net sales this year. Lower occupancy costs largely associated with our reduced store count were partially offset by higher e-com shipping expenses associated with e-com net sales growth.
•SG&A expenses were $94.1 million, or 32.6% of net sales, compared to $90.4 million, or 34.9% of net sales, last year. The $3.7 million increase in SG&A was primarily attributable to incentive bonus accruals of $1.9 million associated with achieving improved operating performance, marketing expenses of $1.4 million, and store payroll and related benefits of $1.1 million. These increases were partially offset by a decrease in non-cash store asset impairment charges of $1.1 million. SG&A expenses improved by 230 basis points as a percentage of net sales due to carrying these expenses against higher net sales this year.
•Operating income was $75 thousand, or 0.0% of net sales, an improvement of $20.1 million compared to an operating loss of $(20.0) million, or (7.7)% of net sales, last year, due to the combined impact of the factors noted above.
•Income tax expense was $0.2 million, or 34.3% of pre-tax income, compared to an income tax benefit of $0.2 million, or 0.9% of pre-tax loss, last year. The effective tax rate for the current period exceeded the combined federal and state statutory tax rate primarily due to state tax true-up adjustments, the impact of tax rate changes, and changes in the valuation allowance.
•Net income was $0.4 million, or $0.01 per diluted share, an improvement of $19.4 million or $0.64 per diluted share, compared to a net loss of $(19.0) million, or $(0.63) per share, last year. Weighted average diluted shares were 30.8 million this year compared to 30.1 million shares last year.
Balance Sheet and Liquidity
As of August 1, 2026, the Company had total available liquidity of $125.5 million, comprised of $62.2 million of cash, cash equivalents, and marketable securities and $63.3 million of available, undrawn borrowing capacity under its asset-backed credit facility. Total cash and cash equivalents were $50.7 million at August 2, 2025. Total inventories decreased by 1.3% compared to the end of the second quarter last year. Total year-to-date capital expenditures at the end of the second quarter were $2.8 million this year compared to $2.1 million at the end of the second quarter of fiscal 2025.
Fiscal 2026 Third Quarter Outlook
Total comparable net sales for fiscal August ended August 29, 2026 increased by 14.6% relative to the comparable period of fiscal 2025, marking the Company's 13th consecutive month of comparable net sales growth. Based on current and historical trends, the Company currently estimates the following for the third quarter of fiscal 2026 ending October 31, 2026:
•Net sales in the range of approximately $150 million to $155 million, translating to an estimated comparable net sales increase of 10% to 14%, respectively, relative to last year's third quarter;
•Product margins to be slightly improved compared to last year's third quarter;
•SG&A expenses to be approximately $47 million to $49 million;
•An estimated effective income tax rate in the low to mid-teens as a percentage of pre-tax income, with the continuing impact of a full, non-cash valuation allowance on deferred tax assets; and
•Net income of approximately $2.2 million to $3.7 million, respectively to net sales, and net income per diluted share of $0.07 to $0.12, respectively, based on approximately 32.0 million diluted shares. This compares to a net loss of $(1.4) million, or $(0.05) per share, during last year's third quarter. These results would represent a 6th consecutive quarter of year-over-year profit improvement for the Company.
•The Company currently expects to have 220 stores open at the end of the third quarter of fiscal 2026 compared to 230 at the end of last year's third quarter.
•The Company expects to end the third quarter with total liquidity of approximately $125 million or more, comprised of cash and investments of approximately $62 million to $65 million and available, undrawn borrowing capacity of approximately $63 million under its asset-back credit facility.
Conference Call Information
A conference call with analysts to discuss these financial results is scheduled for today, September 2, 2026, at 4:30 p.m. ET (1:30 p.m. PT). Analysts interested in participating in the call are invited to dial (877) 423-9813 (domestic) or (201) 689-8573 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until September 9, 2026, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13762136.
About Tillys
Tillys is a destination specialty retailer of casual apparel, footwear, and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 221 total stores across 32 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the improvement in our comparable net sales trend and our ability to maintain or improve upon it, the impacts of inflation, tariffs, and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding changes in the macro-economic environment, customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	August 1, 2026	January 31, 2026	August 2, 2025
ASSETS
Current assets:
Cash and cash equivalents	$52,334	$46,313	$50,680
Marketable securities	9,863	—	—
Receivables	12,585	6,093	10,410
Merchandise inventories	80,161	61,692	81,229
Prepaid expenses and other current assets	6,975	11,095	8,251
Total current assets	161,918	125,193	150,570
Operating lease assets	151,385	150,364	157,342
Property and equipment, net	32,087	33,504	35,844
Other assets	1,757	1,699	1,775
TOTAL ASSETS	$347,147	$310,760	$345,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,349	$21,717	$41,703
Accrued expenses	22,574	12,102	19,327
Deferred revenue	13,159	13,290	13,004
Accrued compensation and benefits	12,605	7,903	10,121
Current portion of operating lease liabilities	45,099	41,308	44,832
Current portion of operating lease liabilities, related party	3,914	3,745	3,581
Other liabilities	50	50	119
Total current liabilities	139,750	100,115	132,687
Long-term liabilities:
Noncurrent portion of operating lease liabilities	110,300	113,305	116,205
Noncurrent portion of operating lease liabilities, related party	10,100	12,099	14,015
Other liabilities	75	99	124
Total long-term liabilities	120,475	125,503	130,344
Total liabilities	260,225	225,618	263,031
Stockholders’ equity:
Common stock (Class A)	23	23	23
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	178,049	176,755	175,648
Accumulated deficit	(91,215)	(91,643)	(93,178)
Accumulated other comprehensive income	58	—	—
Total stockholders’ equity	86,922	85,142	82,500
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$347,147	$310,760	$345,531

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net sales	$163,508	$151,256	$288,226	$258,867

Cost of goods sold (includes buying, distribution, and occupancy costs)	104,481	101,222	192,195	186,616
Rent expense, related party	932	932	1,864	1,864
Total cost of goods sold (includes buying, distribution, and occupancy costs)	105,413	102,154	194,059	188,480
Gross profit	58,095	49,102	94,167	70,387

Selling, general and administrative expenses	49,789	46,291	93,826	90,132
Rent expense, related party	133	133	266	266
Total selling, general and administrative expenses	49,922	46,424	94,092	90,398

Operating income (loss)	8,173	2,678	75	(20,011)
Other income, net	294	446	576	844
Income (loss) before income taxes	8,467	3,124	651	(19,167)
Income tax expense (benefit)	86	(41)	223	(180)
Net income (loss)	$8,381	$3,165	$428	$(18,987)
Basic net income (loss) per share of Class A and Class B common stock	$0.28	$0.11	$0.01	$(0.63)
Diluted net income (loss) per share of Class A and Class B common stock	$0.27	$0.10	$0.01	$(0.63)
Weighted average basic shares outstanding	30,253	30,091	30,186	30,075
Weighted average diluted shares outstanding	31,159	30,266	30,824	30,075

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025
Cash flows from operating activities
Net income (loss)	$428	$(18,987)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,429	5,606
Stock-based compensation expense	1,177	819
Impairment of assets	6	1,134
Loss on disposal of assets	4	18
Gain on maturities of marketable securities	(50)	(363)
Changes in operating assets and liabilities:
Receivables	(5,277)	(6,054)
Merchandise inventories	(18,469)	(12,051)
Prepaid expenses and other assets	4,650	2,599
Accounts payable	20,596	30,570
Accrued expenses	9,319	6,927
Accrued compensation and benefits	4,702	703
Operating lease liabilities	(2,868)	(3,869)
Deferred revenue	(131)	(1,112)
Other liabilities	(24)	(90)
Net cash provided by operating activities	18,492	5,850

Cash flows from investing activities
Purchases of marketable securities	(14,755)	—
Purchases of property and equipment	(2,833)	(2,051)
Proceeds from maturities of marketable securities	5,000	25,816
Proceeds from sale of property and equipment	—	9
Net cash (used in) provided by investing activities	(12,588)	23,774

Cash flows from financing activities
Proceeds from exercise of stock options	117	—
Net cash provided by financing activities	117	—

Change in cash and cash equivalents	6,021	29,624
Cash and cash equivalents, beginning of period	46,313	21,056
Cash and cash equivalents, end of period	$52,334	$50,680

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2025 Q1	240	1	3	238	1,707
2025 Q2	238	1	7	232	1,657
2025 Q3	232	2	4	230	1,642
2025 Q4	230	—	7	223	1,593
2026 Q1	223	1	4	220	1,568
2026 Q2	220	1	1	220	1,569

Investor Relations Contact:
Michael L. Henry
Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com